SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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World Wrestling Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

Dear WWE Stockholder:	March 15, 2013

     You are cordially invited to attend WWE’s 2013 Annual Meeting of Stockholders. The meeting will be held on April 26, 2013, at the Company’s headquarters located at 1241 East Main Street, Stamford, Connecticut 06902 beginning at 10:00 a.m. Eastern Time. Details of the business to be conducted at this year’s Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     As a stockholder, you will be asked to vote on a number of important matters. Whether or not you plan to attend the Annual Meeting of Stockholders, your vote is important to us. We therefore encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy. We also invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you attend the meeting and wish to vote in person, you will have the opportunity to do so even if you have already voted.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued support of WWE.

Sincerely,

Vincent K. McMahon Chairman and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the Annual Meeting in person, you will need to obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to WWE, 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid government-issued photo identification, such as a driver’s license or passport, to enter the Company’s headquarters. Inspection of packages and bags, among other measures, may be employed to enhance the security of those attending the Annual Meeting. These procedures may require additional time, so please plan accordingly. Cameras, recording devices and other electronic devices will not be permitted. The Annual Meeting will start promptly at 10:00 a.m. Eastern Time. To avoid disruption, admission may be limited once the meeting begins.

NOTICE OF ANNUAL MEETING OF WWE STOCKHOLDERS
AND PROXY STATEMENT

     The Annual Meeting (the “Annual Meeting”) of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held on April 26, 2013 at the Company’s headquarters located at 1241 East Main Street, Stamford, Connecticut 06902 at 10:00 a.m. Eastern Time. The purposes of the Annual Meeting, as described in the attached Proxy Statement are as follows:

1.	To elect nine Directors to serve until the Company’s next Annual Meeting and until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	To hold an advisory vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual meeting.

     The close of business on March 4, 2013 is the record date for determining stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement of the meeting.

     Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. We therefore urge you to vote via the Internet, by phone or mail by following the instructions set forth herein.

By the Order of the Board of Directors,

Monty Sarhan Senior Vice President, General Counsel and Secretary

Stamford, Connecticut
March 15, 2013

PROXY STATEMENT
Annual Meeting of Stockholders
Friday, April 26, 2013

     The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, April 26, 2013, at 10:00 a.m. Eastern Time or any adjournment or postponement of this meeting. The Annual Meeting will be held at the Company’s headquarters located at 1241 East Main Street, Stamford, Connecticut 06902. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide electronic access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice on or about March 15, 2013, to each stockholder entitled to vote at our Annual Meeting.

     We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or fax.

     Only holders of record of our Class A common stock and Class B common stock at the close of business on March 4, 2013 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 29,252,010 shares of Class A common stock and 45,500,830 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

     A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board is decided by plurality vote. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve proposals 2 and 3. Proposal 3 is an advisory vote only and as discussed in more detail below, the voting result is not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). When a broker does not receive voting instructions and either declines to exercise discretionary voting or is barred from doing so under NYSE rules, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results for any of the proposals. An abstention on either of proposals 2 or 3 identified above will have the effect of a vote against that proposal. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR the ratification of our independent registered public accounting firm, and FOR the advisory approval of our executive compensation.

     If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter that is received by us no later than Thursday, April 25, 2013 that states that the proxy is revoked, and by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

     The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on April 25, 2013. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site, you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

     You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on April 25, 2013. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

     If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

     Stockholders will elect nine Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Director/Nominee	Age	Current Position with Company	Committee	Director Since
Vincent K. McMahon	67	Chairman of the Board and	Executive (Chair)	1980
		Chief Executive Officer
Kevin Dunn	52	EVP, Television Production	Executive	2008
Basil V. DeVito, Jr.	58	Sr. Advisor, Business Strategies	Executive	2010
Stuart U. Goldfarb	58	—	Audit	2011
Patricia A. Gottesman	54	—	Compensation	2011
David Kenin	71	—	Compensation (Chair)	1999
Joseph H. Perkins	77	—	Compensation;	1999
			Governance &
			Nominating
Frank A. Riddick, III	56	—	Audit (Chair);	2008
			Governance &
			Nominating
Jeffrey R. Speed	50	—	Governance &	2008
			Nominating (Chair);
			Audit

     Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chief Executive Officer and Chair of the Executive Committee.

     Kevin Dunn is a member of the Executive Committee and has served as Executive Vice President, Television Production, since July 2003, and previously served as our Executive Producer for 11 years.

     Basil V. DeVito, Jr. is a member of the Executive Committee and has served as our Senior Advisor, Business Strategies since 2003, in which role he has obtained placement for WWE television programming in North America. Prior to that, he managed several WWE departments and served as our Chief Operating Officer and as President of XFL, LLC, the Company’s former professional football league (the “XFL”). Mr. DeVito has been with the Company in various capacities over the past 25 years.

     Stuart U. Goldfarb is a member of our Audit Committee. Since January 2012, Mr. Goldfarb has been President of Fullbridge, Inc., a provider of an accelerated, rigorous business education program. From June 2011 until January 2012, Mr. Goldfarb was President and Chief Executive Officer of Atrinsic, Inc., a marketer of direct-to-consumer subscription products and an Internet search marketing agency. Mr. Goldfarb has served as a director of Atrinsic since January 2010. In June 2012, Atrinsic filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The filing was precipitated by Atrinsic’s cessation of certain businesses and its inability to raise financing. Mr. Goldfarb is also a director and member of the audit committee of Vitacost.com, Inc., a publicly traded leading online retailer of health and wellness products. From November 2009 to June 2011, Mr. Goldfarb was a Partner in Unbound Partners LLC, a marketing and management consulting firm. From 2001 to 2009, Mr. Goldfarb was President and Chief Executive Officer of Direct Brands, Inc. Under his leadership, the company grew to be the world’s largest direct marketer of music, DVDs and books, with household brands such as Columbia House, BMG Music, Doubleday Book Club, Book-of-the-Month-Club and cdnow.com. Prior to that, Mr. Goldfarb was President and Chief Executive Officer of bol.com, Bertelsmann’s premier online retailer of books and music, doing business in 18 European and Asian countries. Before joining Bertelsmann, he was Vice Chairman of Value Vision International, a cable TV home shopping and e-commerce company. He was formerly Executive Vice President, Worldwide Business Development at NBC.

     Patricia A. Gottesman is a member of our Compensation Committee. From February 2011 until August 2012, Ms. Gottesman was President and Chief Executive Officer of Crimson Hexagon, a social intelligence company in the vanguard of online media monitoring and analysis. From April 2008 to January 2011, she was founder and principal of Omnibus, an international media and technology practice. Prior to that, Ms. Gottesman was with Cablevision Systems Corporation for almost 30 years, most recently as Executive Vice President, Digital Marketing and Commerce.

     David Kenin is Chair of our Compensation Committee. From January 2002 until May 2009, Mr. Kenin was Executive Vice President of Programming, Crown Media United States, LLC where he was in charge of programming for the Hallmark Channel, a cable television network that broadcasts across the United States. Mr. Kenin is a former President of CBS Sports. Until 1994, he was Executive Vice President of USA Network and after that he was the general partner of Kenin Partners, a consulting firm.

     Joseph H. Perkins is a member of our Compensation and Governance & Nominating Committees. He was a pioneer in the television syndication of our industry starting more than 50 years ago. Mr. Perkins was President of Communications Consultants, Inc., a provider of television syndication consulting services.

     Frank A. Riddick, III is Chair of our Audit Committee and a member of our Governance & Nominating Committee. Mr. Riddick became Executive Chairman of Shale-Inland Holdings, LLC in February 2013. From August 2009 until February 2013, he was Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in North America. Prior to that, he was a consultant to TowerBrook Capital Partners L.P. (“TowerBrook”), a New York and London – based private equity firm. Prior to joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. Mr. Riddick was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is a member of the board of directors and chairman of the Audit Committee of Geeknet, Inc., an online network for technology professionals, technology enthusiasts and consumers of technology goods and services. Mr. Riddick is a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

     Jeffrey R. Speed is Chair of our Governance & Nominating Committee and a member of our Audit Committee. He served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator, from April 2006 until October 2010. In June 2009, Six Flags, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and it emerged from those proceedings in May 2010. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, the number one tourist destination in Europe. Prior to that, Mr. Speed spent approximately nine years with the public accounting firm of Price Waterhouse (now PriceWaterhouseCoopers).

Other Executive Officers

     Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until earlier termination or removal from office. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since
George A. Barrios	47	Chief Financial Officer	2008
Michelle D. Wilson	47	Chief Marketing Officer	2009
Stephanie McMahon	36	EVP, Creative	1998
Casey Collins	40	EVP, Consumer Products	2012
Michael J. Luisi	47	President, WWE Studios	2011
Paul Levesque	43	EVP, Talent	1995
Monty Sarhan	40	SVP, General Counsel & Secretary	2013

     George A. Barrios has served as Chief Financial Officer since March 2008. Before that, Mr. Barrios was Vice President and Treasurer of The New York Times Company since January 2007. Mr. Barrios joined The New York Times Company in 2002 as Chief Financial Officer of a subsidiary which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly-held software development company, where he helped to stabilize the business prior to its merger. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses.

     Michelle D. Wilson has served as our Chief Marketing Officer since February 2009. Before that, Ms. Wilson was Chief Marketing Officer of the United States Tennis Association since 2001. From 2000 to 2001, she was Vice President of Marketing for the XFL. Before that, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups.

     Stephanie McMahon has served as Executive Vice President, Creative, since May 2007. Prior to that, she was Senior Vice President, Creative Writing, since June 2005, and before that, Vice President, Creative Writing. Ms. McMahon began with the Company in 1998. Ms. McMahon writes, produces and directs for our television programming and at times has performed as an on-air personality. She is the wife of Paul Levesque and the daughter of Vincent McMahon.

     Casey Collins has served as Executive Vice President, Consumer Products since July 2012. Prior to joining WWE, Mr. Collins was Executive Vice President, Global Licensing & Entertainment at MGA Entertainment, where he oversaw the entertainment, consumer products, retail development and promotions divisions. Before joining MGA Entertainment, Mr. Collins spent 10 years at Lucasfilm Ltd. beginning March 2001, where he was responsible for the management of Lucasfilm’s domestic and international licensing and retail merchandise programs.

     Michael J. Luisi has served as President, WWE Studios since September 2011 and was our Executive Vice President of Business Development, General Counsel and Secretary from January 2011 to January 2013. Before that, Mr. Luisi was with Miramax Films, a film production and distribution company which, until late 2010, was a subsidiary of The Walt Disney Company (“Miramax”). At Miramax, Mr. Luisi was Executive Vice President, Worldwide Operations, beginning October 2008. Before that, he was Executive Vice President, Business Affairs and Operations, from January 2006. Mr. Luisi joined Miramax in 1998.

     Paul Levesque has been our Executive Vice President, Talent since August 2011. In this role, he oversees the talent relations and talent development departments, training of WWE Superstars and Divas, and management of worldwide recruitment. In addition to his talent duties, Mr. Levesque has continually had an integral role behind the scenes; as a director and producer, he works to shape the creative direction and storylines of WWE’s programming. Mr. Levesque debuted as a WWE Superstar in 1995 and has captured every major championship, headlined thousands of WWE events, and entertained millions around the world. He is the national spokesperson for Muscular Dystrophy’s “Make a Muscle, Make a Difference” campaign. Mr. Levesque has had starring roles in commercials, television programs, talk shows and feature-length films. He is author of Make the Game: Triple H’s Approach to a Better Body. Mr. Levesque is the husband of Stephanie McMahon and the son-in-law of Vincent McMahon.

     Monty Sarhan has served as our Senior Vice President, General Counsel and Secretary since January 2013. Prior to joining WWE, Mr. Sarhan was with Viacom Media Networks, a division of Viacom International Inc., where he served as Senior Vice President of Business and Legal Affairs from July 2011 to January 2013 and as Vice President of Business and Legal Affairs from May 2007 through July 2011. At Viacom, Mr. Sarhan most recently headed business and legal affairs for EPIX, a premium movie network that is a joint venture between Viacom, its Paramount Pictures unit, Metro-Goldwyn-Mayer Studios and Lionsgate.

The Board and Committees

     Our Board has standing Audit, Compensation, Governance & Nominating and Executive Committees. During the year ended December 31, 2012, there were eight meetings of the Board of Directors, nine meetings of the Audit Committee, seven meetings of the Compensation Committee, two meetings of the Governance & Nominating Committee and no meetings of the Executive Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

     Independent Directors. Each year our Board conducts a review to determine which of our Directors qualifies as independent. Based on its most recent review, a majority of our Board (Messrs. Goldfarb, Kenin, Perkins, Riddick and Speed and Ms. Gottesman) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. None of these independent Directors has any relationship with the Company other than their Director/Committee memberships. Our Audit, Compensation and Governance & Nominating Committees consist solely of independent Directors. The Company does not have a lead independent director.

     NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 53% of the Company’s outstanding equity and control of approximately 83% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from NYSE requirements of having a majority of independent directors and independent nominating and governance and compensation committees. However, the Company currently does not take advantage of these “controlled company” exemptions under the NYSE listing standards.

     Board Structure and Risk Management. Mr. McMahon serves as both our Chairman and Chief Executive Officer. The Board believes that the unique blend of creativity, entrepreneurship and management skills required to act as Chief Executive Officer at the Company would make filling this position extremely difficult. As a practical matter, Mr. McMahon’s combined role as Chairman and Chief Executive Officer reflects the larger reality that as the owner of the overwhelming majority of the Company’s voting stock, management of the Company is within his ultimate control. This notwithstanding, the Board recognizes the very important role it plays in risk oversight and believes that it works well with management to understand and give clear guidance on matters that it considers to pose possible risks to the Company such as entering into new business ventures and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation Committee oversight of compensation matters, including limiting instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. The Board believes that the administration of its risk oversight function has not been negatively affected by the Board’s current leadership structure, and the Board believes it appropriately addresses risk factors facing the Company.

     Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e. without the presence of management). In practice, most Board and Committee meetings include an executive session. Executive sessions are presided over by the chair of the appropriate Committee, if the principal item to be considered is within a Committee’s scope and, if not, such chairs alternate executive sessions.

     Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

     Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website (corporate.wwe.com/governance/guidelines.jsp).

     Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman and Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our website (corporate.wwe.com/governance/conduct.jsp). We also plan to disclose any amendments to, and waivers from, the Code on this website.

     Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)( A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of its Chair, Mr. Riddick, and Messrs. Goldfarb and Speed, each of whom satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE. Messrs Riddick and Speed have accounting and related financial management expertise and are qualified as audit committee financial experts within the meaning of the applicable rules and regulations of the SEC. Each of Messrs Riddick and Goldfarb serves on the audit committee of one other public company, and Mr. Riddick is chair of the audit committee on which he serves. No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

     The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our website (corporate.wwe.com/documents/audit_committee_charter.pdf). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:

  Review and discuss with management and the independent auditors our annual financial statements, quarterly financial statements and all internal control reports (or summaries thereof).

  Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes- Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

  Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

  Review earnings press releases with management, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.

  Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not to be in advance of each earnings release or earnings guidance.

  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

  Recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

  Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

  Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

  Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in PCAOB Au 380 and SEC Rule 2-07 of Regulation S-X; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

  Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.

  Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

  Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

  Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     Compensation Committee. Our Compensation Committee consists of its Chair, Mr. Kenin, and Ms. Gottesman and Mr. Perkins, each of whom satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs. The Compensation Committee’s charter is posted on our website (corporate.wwe.com/documents/charter_comp_com.pdf). The Compensation Committee charter states that the Committee will, among other things, fulfill the following obligations:

  Approve all employment agreements for the Chairman and Chief Executive Officer and all officers of the Company who either have a title of Senior Vice President or have equal or higher seniority (collectively, the “Executives”).

  In accordance with the Chairman and Chief Executive Officer’s employment agreement, annually review and approve corporate goals and objectives relevant to his compensation, evaluating the Chairman and Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chairman and Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chairman and Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s and the individual’s performance, relative total shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.

  In accordance with other Executives’ employment agreements, if any, annually review and approve, for them: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long term incentive opportunity level, (iv) severance arrangements and change in control agreements/ provisions in each case when and if appropriate, and (v) any special or supplemental benefits.

  Annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive and equity-based compensation plans; provided, however, that the Compensation Committee has full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

  Administer the 2007 Omnibus Incentive Plan.

     The Compensation Committee has authority to hire professional consultants and for the past several years has consulted with Frederic W. Cook & Co., Inc. (the “Compensation Consultant”). The Compensation Committee has reviewed the Compensation Consultant’s independence and has determined that no conflicts of interest exist.

     Compensation Committee Interlocks and Insider Participation. Messrs. Kenin and Perkins and Ms. Gottesman are the current members of our Compensation Committee. During 2012, no member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during 2012.

     Governance & Nominating Committee. We have a Governance & Nominating Committee. The Governance & Nominating Committee currently consists of its Chair, Mr. Speed, and Messrs. Perkins and Riddick. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally.

     The Governance & Nominating Committee operates under a charter. This charter is posted on our website (corporate.wwe.com/documents/charter_gov_nom.pdf). Under its charter, the Governance & Nominating Committee responsibilities include:

  Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.

  Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.

  Preparing and supervising the implementation of the Board’s annual review of director independence.

  Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.

  Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.

  Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.

  Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.

  Making recommendations to the Board regarding any duly submitted stockholder proposal.

  Overseeing the Company’s continuing education program for our Directors.

     Nominees for Director. The Company believes that its Board is currently comprised of the appropriate number and mix of members and therefore does not anticipate performing any search for new members. If the Company were to perform any such search, the Board would consider candidates, and would follow the same process and use the same criteria for evaluating candidates, irrespective of whether they were suggested by its members, management and/or stockholders. Any stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, would be required to comply with the requirements detailed under “Stockholder Proposals for 2014 Annual Meeting.”

     If it were to embark on any search, the Board would review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees were deemed by the Board to be warranted, the Board may request a third party search firm to gather additional information about the prospective nominee’s background and experience. The Board would then evaluate the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the then current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. Beyond a general desire to maintain a healthy mixture of viewpoints among its members, the Board does not have any specific policies relating to diversity. The Board would also determine when or how to interview the prospective nominee. Each Director would have the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee would oversee this process and recommend any nominees to the full Board. After the Governance & Nominating Committee has completed this process, the Board would determine the nominee(s).

     The Board believes that its members comprise an appropriate mix of background and expertise. In particular, the management directors, Messrs. McMahon, Dunn and DeVito are seasoned managers at the Company, with a combined tenure of approximately 75 years. This lengthy tenure reflects the fact that these managers understand what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. In particular, these management directors have among them significant expertise in creative matters, television, talent development and live events, each of which is a critical aspect of our business. Vincent McMahon is our co-founder and has decades of experience overseeing all of our revenue streams. He is familiar with every aspect of our business and industry. Kevin Dunn has run our television production facilities and all related personnel for approximately 20 years. He has expertise in all areas of television production and distribution and manages key business relationships in these areas. We believe that television is of fundamental importance to all of our business strategies. For decades, Mr. Dunn has been a key person in our creative process. Basil DeVito has more than 25 years of association with our Company. He has been our Chief Operating Officer and ran our professional football league during its existence. Mr. DeVito is an expert in the area of television distribution and has important insight into many of our key business relationships. Of the independent directors, Mr. Goldfarb has more than 25 years of experience in media companies with revenue streams similar to those of the Company. For more than 12 years of his tenure, Mr. Goldfarb has served at the CEO level. He has significant e-commerce and digital experience, which are areas of current and future importance to the Company. Ms. Gottesman has nearly 30 years of senior level experience with a cable television operator. This experience provides the Company insight into an industry that has been and will continue to be of importance as the Company continues efforts to explore distribution for its programming on other platforms, including through the potential creation of a cable network. Ms. Gottesman also has relevant digital and social networking experience, which are areas of current and future importance to the Company. Messrs. Kenin and Perkins bring substantial experience in the areas of television and filmed entertainment. In particular, Mr. Perkins has over 50 years of experience in the television syndication industry and Mr. Kenin has held major roles as past president of CBS Sports, Executive Vice President of USA Network and Executive Vice President of Programming for the parent company of the Hallmark Channel. For USA Network and the Hallmark Channel, Mr. Kenin was in charge of programming. Messrs. Riddick and Speed bring financial and auditing acumen as both have been chief financial officers of large companies. In the case of Mr. Speed, approximately 20 years of his experience has been spent in media and entertainment companies. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for re-election at this year’s Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Introduction. The Compensation Committee of the Board has responsibility for evaluating and approving the Company’s compensation programs including reviewing and approving the Company’s compensation philosophy as well as corporate goals and objectives relative to incentive compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman and Chief Executive Officer and Human Resources Department are instrumental in developing recommendations relating to the compensation program, subject to final approval by the Compensation Committee. The Compensation Committee is assisted in this regard by its independent Compensation Consultant.

     In general, the compensation package provided to senior management of the Company consists of three major components:

  base salary;

  performance-based annual incentive compensation in the form of a cash bonus; and

  long-term equity incentive compensation.

     The Compensation Committee believes that this package constitutes the appropriate mix of short-term and long-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of our stockholders. We believe that the design of our compensation program is generally consistent with other companies in the entertainment industry. The Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers perquisites such as cars, club memberships or personal services. Therefore, these three components (base salary, annual cash incentive and long-term equity incentive), when added together, reflect an accurate picture of the total compensation awarded to our senior executives. Tally sheets are provided to the Compensation Committee annually to supplement its review of aggregate compensation for each executive officer in connection with setting salary, granting performance-based incentive compensation and equity incentive compensation for the year. Total compensation is reviewed vis-à-vis broad-based published market data to determine whether the compensation paid to our executives is generally competitive relative to the market. It should be noted that this market data is not obtained from a specified peer group but rather, is a combination of both general industry and industry-specific (media) information. It is not the same as either of the groups used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K. Given the challenges associated with benchmarking our compensation, we do not attempt to maintain a certain target percentile compensation level within a designated peer group.

     2012 Say-on-Pay Advisory Vote Outcome. The Compensation Committee considered the results of the 2012 advisory, non-binding vote to approve executive compensation in connection with the discharge of its responsibilities. As 99% of our shareholders voting on the 2012 proposal approved the compensation of our named executive officers, the Compensation Committee did not implement significant changes to our executive compensation program in respect of 2012 or 2013. Our stockholders have voted in an advisory vote to hold these advisory votes to approve executive compensation annually. As a result, the Board has decided that we will hold the advisory vote again this year as described in “Proposal 3 – Advisory Vote to Approve Executive Compensation.”

     Fiscal Year 2012 Overall Performance. The Company believes that the compensation package given to its executives, including the named executive officers, for 2012 was appropriate in light of its performance for the year. While 2012 financial performance has remained flat in many respects compared to 2011, and total shareholder return has fallen relative to our benchmarks, we believe this reflects an ongoing investment to support the Company’s long-term objectives, which by their nature are not reflected in near-term returns. Management strongly believes in the importance of investing in the Company’s business and brand through a high level of development of our performing talent, enhancing our production and creative teams and the infrastructure available to them, consistently marketing WWE effectively to our current and future fans, continuously building out our digital platforms and increasing our reach to international markets. The Compensation Committee believes that a part of this investment must include retaining and incentivizing management overseeing this investment, particularly in light of the modest incentive compensation paid in respect of 2010 and especially 2011. While the Company has not launched a WWE network, the potential for which has previously been disclosed, it has built much of the infrastructure and created much of the programming necessary to do so. In the past year the Company has also broadened the distribution of its digital and television programming by launching a third hour of Raw on USA Network, WWE Main Event on ION Television and WWE Saturday Morning Slam during the Vortexx time block on The CW Network; reaching agreement on the replay of much of our programming on Hulu Plus; and initiating a WWE channel on YouTube. Management believes that the efforts made in 2012 will greatly assist the Company in our ongoing endeavor to realize the full value of our intellectual property. The incentive compensation package that was revised in early 2012 is described in detail below. On balance, we believe the new compensation structure envisioned and correctly incentivized strategic objectives critical to the long-term transformation of the Company while continuing to tie a significant portion of management compensation to annual financial performance in the form of an EBITDA goal for one-half of the funding of the equity and non-equity incentive plan.

     Management’s Role in the Compensation-Setting Process. The Chairman and Chief Executive Officer and the Human Resources Department annually review the performance of each officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, bonuses and equity-based grants, to individuals at the level of Senior Vice President or higher are presented to the Compensation Committee for its final approval.

     Role of Compensation Consultant and Use of Market Data. During 2012, the Committee consulted with the Compensation Consultant who is paid by the Company and has access to management, but is hired by and reports directly to the Compensation Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. The Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation, and the Committee has reviewed the Compensation Consultant’s independence and has determined that no conflicts of interest exist.

     Compensation Components.

     Salary. We generally attempt to limit salary increases, restricting large increases to instances of promotions or extraordinary contributions to the Company’s performance. We expect to continue this practice. In the most recent annual performance review, which occurred in February 2013, salaries were set for 2013. The table below highlights recent annual base salaries for the named executive officers:

Name	Calendar 2010	Calendar 2011	Calendar 2012	Calendar 2013
Vincent K. McMahon	$850,000	$1,100,000	$1,100,000	$1,150,000
George A. Barrios	$517,500	$535,000	$575,000	$632,500
Kevin Dunn	$750,000	$775,000	$800,000	$825,000
Michelle D. Wilson	$425,000	$500,000	$575,000	$632,500
Paul Levesque(1)	$250,000	$425,000	$500,000	$515,000
____________________

(1)	Mr. Levesque became an executive officer in August 2011.

     Annual Incentive Bonuses. We believe that an annual management incentive bonus plan (“MIP) that is based on personal and company-wide performance is generally an excellent means of incentivizing executives to focus on critical financial and strategic short and longer-term goals. Our approach ties the participant’s interests to those of stockholders without the structural cost increases inherent in salary escalation and without encouraging unnecessary and excessive risk-taking. The MIP is administered under our 2007 Omnibus Incentive Plan and is structured to comply with the performance-based criteria under Section 162(m) of the Internal Revenue Code, and has therefore been historically deductible for federal income tax purposes.

     Our MIP historically has had an objective component and a subjective component. Over several years prior to 2012, we used EBITDA as our sole objective for performance measurement, generally tying our target for bonus purposes to the same EBITDA number as is in the Company annual budget we use to run our business. The individual performance component has been based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors. An individual rating of 3.0 out of 5.0, and an EBITDA of at least 80% of target were the threshold tests, and assuming both thresholds were met, bonuses were established based on percentages of the individual’s salary in effect on the December 31 preceding the payment date.

     In respect of 2012, we altered the MIP in two respects. First, for the Company-wide portion of the plan we moved from a single EBITDA test to a bifurcated test whereby for the first funding factor, the Company had to reach a threshold of 80% of its EBITDA target of $56.6 million in order for half of the plan’s funding to occur (at the threshold, 60% of this half, or 30% of the total funding occurs; at 100% of the target EBITDA, 100% of this half, or 50% of the total funding occurs; and at 150% of the EBITDA target, 200% of this half, or 100% of the total funding occurs and this is the maximum funding permissible for this factor). The second funding factor, which controls the other half of plan funding, was based on the Company’s progress toward five strategic milestones which relate to the Company’s brand strength and its growth initiatives. Depending on the level of achievement toward these strategic objectives, the incentive pool would be funded in a corresponding amount. Achievement of an overall score of 3 out of 10 would result in 60% of this half, or 30% of the total funding; an overall score of the target of 5 out of 10 would result in 100% of this half, or 50% of the overall funding; and an overall score of 10 would result in 200% of this half, or 100% of the overall funding, and this is the maximum funding permissible for this factor. To preserve tax deductibility under IRC Section 162(m), this second strategic objectives funding factor would not be deemed met for funding any portion of the plan pool relating to the Company’s executive officers (including our named executive officers) unless the Company achieved net revenues in excess of $400 million for the fiscal year, regardless of the achievement of the strategic objectives. If neither the EBITDA performance threshold nor the net revenue performance metric was achieved, none of the executive officers would be eligible to receive a payment under the 2012 MIP.

Determination of MIP Funding Level (2012)

EBITDA Funding Factor		Strategic Milestones with Revenue Test Funding
(50% of MIP Funding)		Factor (50% of MIP Funding)
Below	No Funding for this factor	No funding for this factor. Also no funding if
Threshold		revenue test ($400 million) is not met.
Threshold	$45.28 million EBITDA	3 out of 10 (60% of factor is funded)
(60% of factor is funded)
Above	Each additional one percent of target	4 out of 10 results in 80% of this factor
Threshold	EBITDA (i.e. $566,000) results in	being funded.
an additional two percent funding of
this factor.
Target	$56.6 million EBITDA (100% of factor	5 out of 10 (100% of factor is funded)
is funded)
Above	Actual result for 2012 was $63.2 million	Actual result for 2012 was 6 out of 10 (120% of
Target	(124% of factor funding).	factor funding) and revenue test was met.
	Each additional one percent of target	Each additional score results in an additional
	(i.e. $566,000) of EBITDA results in an	20% funding of this factor.
additional two percent funding of this
factor.
Maximum	200% funding of this factor at	200% funding of this factor at a strategic goal
	$84.9 million EBITDA	score of 10 out of 10.

     The following table compares MIP funding for 2012 with that of prior recent years:

			Aggregate Funding of
Calendar Year	Strategic Goal Score	EBITDA Target	Incentive Pool
2009	N/A	$75.4 million	142%
2010	N/A	$108.5 million	78%
2011	N/A	$110.3 million	0%
2012	6	$56.6 million	122%

     Once funding is established based on achievement of the performance and strategic factors described above, a participant is entitled to a bonus if his or her individual performance rating for the year is above the stipulated threshold. The second change made to the MIP in 2012 was that we changed our rating system somewhat in an effort to normalize the ratings across a larger band of numbers. The primary purpose of this change was to promote administrative clarity and efficiency and was not meant to result in any substantive change to the MIP such as causing a given level of bonus to be easier or more difficult for employees to achieve. Scoring a specific level was made more difficult for individuals, so for instance what had been a rating of 3.0 is now a 2.5; and bonuses at specified ratings were proportionately adjusted. As a result, an individual rating of 2.5 out of 5.0 has become the threshold for the payment of a bonus. The actual amount of a participant’s payout is based on two factors: the individual’s performance rating and a more subjective determination of the executive’s contribution to the overall performance of the Company. The component relating to personal performance rating increases linearly from the threshold performance rating of 2.5 to a maximum level of 5.0. Assuming the Company achieves 100 percent of either of its financial or strategic (including the revenue test associated with it) funding targets, the maximum payment of the individual’s performance rating component (a score of 5.0) is 150% of the individual component target. Similarly, assuming that the Company achieves 100 percent of either of its funding targets, the maximum payout of the portion of an individual’s bonus arising from the executive’s contribution to the overall performance of the Company is 100% of the individual’s aggregate target bonus. In the event that the Company’s performance exceeds 100% of both of its two funding targets, the pool arising as a result of such excess would be allocated in whole or in part, based on the recommendation of the Company’s Chairman and Chief Executive Officer and subject to the exercise of negative discretion by the Compensation Committee, equal to or below a maximum of 200% of target payout for each executive. The use of negative discretion to one executive will not necessarily result in an increased bonus to another executive. For 2012, maximum payments under the MIP were 4% of EBITDA for a named executive officer, 3% for any other employee and a total of 20% of EBITDA for all participants in the aggregate. The Committee retains negative discretion to reduce any of these payouts. The Committee also retains discretion to pay out amounts outside of the plan but has exercised this discretion in the past only in limited circumstances.

     In 2012, bonus targets ranged from 15% (for those at the Director level) to 100% (for the Chairman and Chief Executive Officer). Actual bonuses paid under the MIP to our named executive officers in respect of 2012 are set forth in column (g) of the Summary Compensation Table.

     The Committee believes that, as adjusted in respect of 2012, the plan’s design serves its purposes of acknowledging individual and group efforts, assisting in management retention and aligning management’s interests with stockholders, while preserving the tax deductibility of plan payments to our executive officers by complying with the “performance-based compensation” requirements of IRC Section 162(m). One modification made for 2013 removed the aggregate cap of 20% of EBITDA for all MIP participants and the cap of 3% for any employee who is not a named executive officer. The cap of 4% of EBITDA for any named executive officer remains in effect. The removed caps were a legacy in the plan that the Committee determined are not currently standard compensation practice and reduce the Committee’s flexibility under the MIP. Moreover, the caps are no longer appropriate given the Company’s current size (in terms of numbers of employees) and future growth opportunities. Importantly, the change does not affect the Company’s ability to comply with performance-based criteria under Section 162(m) of the Internal Revenue Code.

     For 2013 the Company has set a threshold of 80% of its EBITDA target of $63.9 million (normalized to exclude the impact of any revenues, lost revenues and expenses directly associated with any launch of a WWE network, the potential for which has previously been disclosed) for the first funding factor and has set five strategic milestones relating to the Company’s brand strength, growth and efficiency with the same 3 out of 10 threshold as in 2012 and with a minimum net revenue requirement of $400 million. The EBITDA target for 2013 was set essentially flat compared to actual results for 2012 in recognition of the fact that the upcoming year will again be marked by significant investment to support the Company’s longer-term objectives of realizing the full value of our intellectual property as described in “Compensation Discussion and Analysis – Fiscal Year 2012 Overall Performance” above.

       The combination of the Company performance and individual performance ratings will translate into bonuses equal to a percentage of the individual’s salary in effect on the December 31 preceding the payment date (expected to be late February 2014), ranging as follows:

	2013 Management Incentive Bonus
	as % of Annual Salary
				Absolute Maximum
	Assuming Company meets			(assuming Company
	100% of either target			Exceeds 100% of
Title	Minimum Threshold	Target	Maximum	targets)
Chairman & Chief Executive Officer	25.00	100	175.00	200
Executive Vice President,
Television Production	15.00	60	105.00	120
Executive Vice President
& Chief Financial Officer	12.50	50	87.50	100
Senior Vice President	8.75	35	61.25	70
Vice President	6.25	25	43.75	50

       For the named executive officers, this would result in the following payouts in respect of 2013 that would be made in 2014, assuming no change in the salaries of the named executive officers:

	Estimated Future Payments (2013)
				Absolute Maximum
	Assuming Company meets 100% of either target			(assuming Company
			Maximum at 100%	Exceeds 100% of
	Threshold($)	Target($)	of either target($)	targets)($)
Vincent K. McMahon	287,500	1,150,000	2,012,500	2,300,000
George A. Barrios	79,063	316,250	553,438	632,500
Kevin Dunn	123,750	495,000	866,250	990,000
Michelle D. Wilson	79,063	316,250	553,438	632,500
Paul Levesque	64,375	257,500	450,629	515,000

       The Company has not been faced with the situation of, and has no formal policies governing what would happen in the event of, a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made. However, the NYSE is expected to revise its listing standards in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to require listed issuers to adopt and disclose clawback policies. Under such policies, an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws will trigger a clawback. The Company will be required to recover any erroneously awarded compensation payments that would not have been made had the restated accounting numbers been used. Any payments made to current or former executive officers during the three-year period preceding the date of a restatement will be subject to this policy. Our existing incentive compensation plans will be reviewed and updated for consistency with the clawback rules when they are adopted by the SEC.

       Performance and Restricted Stock Units. Our compensation program includes a longer-term component consisting of a grant of stock units with a performance requirement under the 2007 Omnibus Incentive Plan, which reinforces our pay for performance philosophy while also allowing such grants to be deductible under Internal Revenue Code Section 162(m). These stock units have both a performance requirement and a service-based vesting requirement. The performance targets for our performance stock units mirror those for the management incentive plan. If at least one of the two minimum performance criteria - EBITDA and strategic score goal coupled with a minimum net revenue test - have been satisfied, the stock units would begin to accrue dividends and vest in three equal annual installments, with the first vesting occurring on or about July 20th following the determination that the performance targets have been met. The performance stock units have a sliding scale of 60% of target units earned for achieving thresholds of the two performance criteria up to a maximum cap of 200% of target units. We believe this cap mitigates the potential risk that accompanies performance-based equity compensation.

       In March 2013, we made our annual performance stock unit grant for the year. The following table shows the aggregate number of performance stock units granted to all eligible employees as part of our normal annual grant for the past few years (including the current 2013 grants), as well as the shares earned based on performance achieved. The table does not include grants for new hires/promotions:

		Aggregate target units in Annual
	Aggregate target units in Annual	Grant (adjusted to reflect	Aggregate units earned in
Calendar Year	Grant (unadjusted)	forfeitures)	respect of such year
2010	422,250	365,250	277,590
2011	541,670	523,500	0 *
2012	622,700	581,300	709,186
2013	782,995	To Be Determined	To Be Determined Based on
			2013 Performance
____________________

*	An aggregate of 87,500 RSUs were granted in February 2012 to senior employees who provided extraordinary efforts in 2011.

        The following table reflects grants made in 2013 to our named executive officers calculated in the manner described above. Mr. McMahon historically has not participated in any equity grants due to his significant stock ownership in the Company.

	Estimated Future Payouts Under Equity Incentive
	Plan Awards (2013)
	Threshold (#)	Target (#)	Maximum (#)
Vincent K. McMahon	0	0	0
George A. Barrios	40,192	66,986	133,972
Kevin Dunn	53,192	88,652	177,308
Michelle D. Wilson	40,192	66,986	133,972
Paul Levesque	0	0	0

        In the future, we expect to continue to make annual grants of performance stock units during the first quarter of the fiscal year consistent with the requirements of IRC Section 162(m). We plan to continue our practice of making these performance stock grants (assuming we meet performance criteria in the year of the grant) vest over three years on the same date in the summer each year. The Committee closely monitors share usage through the approval of an annual share budget or “pool” that management may use to propose individual grants that are separately reviewed and approved by the Committee. We may also make grants of restricted stock units for new hires, promotions and for retention on a case-by-case basis. Typically, these restricted stock units would not have a performance condition attached to the award. However, the awards would be subject to service vesting, generally over three years. We do not plan grants or vesting dates of stock units around news releases in order to provide any special benefits to our employees. All share awards are approved by the Compensation Committee. For administrative convenience, the Committee reviews and ratifies, rather than approves in advance, grants from a pool of 50,000 shares for new hires, promotions and for retention purposes to employees below the Senior Vice President level so long as no such grant can exceed 2,500 shares to any person in a year.

       We believe that equity compensation is different from salary and bonus in that, due to its performance and vesting requirements, stock units serve both a retention and compensation purpose. Equity compensation (especially where it has both performance and vesting requirements similar to our plan design) aligns interests of management with stockholders. Lastly, it is hoped that stock units, together with our 401(k) Plan, will be utilized by our employees for retirement planning, as we do not provide a defined benefits retirement plan.

       Stock Ownership Guidelines. We believe that it is in the best interests of our stockholders for management and directors to own a significant amount of our Common Stock. We have stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the guidelines, the individual must attain the following multiple of base salary (or cash retainer, in the case of Directors):

Title	Multiple
Chairman and Chief Executive Officer	6x
Director	3x
EVP	2x

Valuations of ownership are made at the beginning of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units on grants made after January 1, 2011 must be retained by the individual. Once the respective multiple is attained, so long as none of the shares required for such attainment are disposed, the obligation remains met despite any subsequent decline in stock price.

       Anti-Hedging Policy: Under the Dodd-Frank Act, the SEC is required to promulgate disclosure rules relating to hedging practices in Company securities granted as compensation by insiders. The Company does not believe that hedging to reduce investment risk of owning Company securities is an issue among its directors or executive officers, and to the Company’s knowledge, none of its directors or named executive officers has engaged in such hedging or pledged any of his or her Company securities. As a result, the Company has decided to await the promulgation of these rules by the SEC prior to formulating an anti-hedging policy.

       Employment and Other Agreements. We have an amended and restated employment agreement with our Chairman and Chief Executive Officer, Vincent K. McMahon, under which we pay him an annual salary of $1.1 million, subject to increase in the discretion of the Compensation Committee (the Compensation Committee did increase Mr. McMahon’s salary to $1,150,000 in respect of 2013) and he is entitled to participate in our management incentive plan with a target bonus of 100% of base salary. While we generally attempt to avoid entering into employment agreements with our other executives, we have individual severance arrangements with many of our executive officers including our named executive officers, which provide for a specified period of severance in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least six months of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on title and length of service, from a minimum of eight (8) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. This policy covers any executive officers who do not have individual severance agreements. The Company believes that these severance arrangements are important for the Company to attract and retain high calibre employees.

       Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent.

       Summary. We believe that we have an appropriate mix of compensation components along with competitive compensation levels that incentivize management and serve our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound and abides by a strong pay for performance philosophy.

Compensation Committee Report

       Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 2 —Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

       The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
David Kenin, Chair
Patricia A. Gottesman
Joseph H. Perkins

Summary Compensation Table

       The following table sets forth certain information about the compensation of our Principal Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2012. These individuals are referred to as the “named executive officers.”

							Non-Equity
					Stock		Incentive Plan	All Other
		Salary	Bonus		Awards		Compensation	Compensation		Total
Name and Principal Position (a)	Year (b)	($)(c)	($)(d)		($)(e)		($)(g)	($)(i)		($)(j)
Vincent K. McMahon	2012	1,100,000	0		0		1,342,000	14,358	(1)	2,456,358
Chairman & Chief Executive Officer	2011	1,100,000	0		0		0	11,395	(1)	1,111,395
	2010	850,000	0		0		0	11,160	(1)	861,160

George A. Barrios	2012	568,846	0		792,280	(3)	456,000	8,310	(1)	1,825,436
Chief Financial Officer	2011	532,307	133,750	(2)	592,800	(3)	0	7,828	(1)	1,266,685
	2010	514,807	0		552,825	(3)	201,840	7,800	(1)	1,277,272

Kevin Dunn	2012	796,154	0		1,007,980	(3)	761,300	8,742	(1)	2,574,176
EVP, Television Production	2011	771,153	232,500	(2)	679,250	(3)	0	8,083	(1)	1,690,986
	2010	746,154	0		680,400	(3)	351,000	8,040	(1)	1,785,594

Michelle D. Wilson	2012	563,461	0		754,680	(3)	456,000	5,728		1,779,869
Chief Marketing Officer	2011	488,462	125,000	(2)	494,000	(3)	0	5,170		1,112,632

Paul Levesque	2012	488,462	0		0		305,000	2,118,769	(4)	2,912,231
EVP, Talent	2011	336,538	0		74,100	(3)	0	2,074,042	(4)	2,484,680
____________________

(1)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(2)	In respect of 2011, the incentive plan as structured failed in practice to recognize the extraordinary efforts put forth by certain executives toward certain strategic initiatives including the potential creation of a WWE network. As a result, the Compensation Committee approved the payment of bonuses for 2011 to a highly selective group of senior employees which group did not include the Chairman and Chief Executive Officer. The aggregate amount of such payments to all executives, including the named executive officers and others, equalled $737,665.

(3)	Represents the aggregate grant date fair value of awards of restricted and performance stock units pursuant to our 2007 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these purposes, performance stock units are assumed to have been granted in amounts that would occur if the Company had met all performance criteria at 100% of target. Assuming hypothetically that the highest level of performance conditions had been achieved, the number of performance shares would have been 200% of the numbers included in the table. For disclosure on assumptions made in the valuation of these awards, see “Note 15 -- Stock-based Compensation” to our Consolidated Financial Statements. For 2012, the Company achieved 112% of its EBITDA target, received a score of six out of ten on its strategic objectives and met its net revenue threshold. As a result, 122% of the target stock awards were earned, subject to vesting in three equal annual instalments with the first such vesting on or about July 20, 2013. To the named executive officers, this was Mr. Barrios – 75,640 units; Mr. Dunn – 100,040 units; and Ms. Wilson – 75,640 units. For 2011, the Company missed its EBITDA target and as a result, all stock units granted that year were forfeited.

(4)	Consists principally of performance fees and royalties paid to Mr. Levesque as one of the Company’s top talent. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table -- Employment and Booking Agreements.”

Grants of Plan-Based Awards for 2012

								All Other
								Stock
								Awards:	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	of Stock
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards(3)
Name (a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	Units (#):	($)(1)
Vincent K. McMahon	2/29/12	275,000	1,100,000	2,200,000	0	0	0	0	0
George A. Barrios	2/23/12	N/A	N/A	N/A	N/A	N/A	N/A	24,000	225,600
	2/29/12	71,875	287,500	575,000	37,200	62,000	124,000	0	566,680
Kevin Dunn	2/23/12	N/A	N/A	N/A	N/A	N/A	N/A	27,500	258,500
	2/29/12	120,000	480,000	960,000	49,200	82,000	164,000	0	749,480
Michelle D. Wilson	2/23/12	N/A	N/A	N/A	N/A	N/A	N/A	20,000	188,000
	2/29/12	71,875	287,500	575,000	37,200	62,000	124,000	0	566,680
Paul Levesque	2/29/12	62,500	250,000	500,000	0	0	0	0	0
____________________

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s 2012 management incentive plan administered under the 2007 Omnibus Incentive Plan which is one-quarter of the target amount shown in column (d). Actual minimums can be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is 200% of the individual’s target, which was the maximum payment under the bonus plan. Maximum payments under the MIP for 2012 were 4% of EBITDA for a named executive officer, 3% for any other employee and a total of 20% of EBITDA for all participants in the aggregate.

(2)	The amounts shown in column (f) reflect the number of performance units that would be earned (subject to vesting) if the Company had met the minimum level of its performance criteria in respect of 2012 (80% of the EBITDA target and a score of three out of ten on its strategic initiatives with the Company meeting its net revenue threshold) which is 60% of the target number of shares shown in column (g). If the Company exceeds these thresholds, there is an increase to 100% of the target units at 100% attainment of the EBITDA target and a strategic goal score of six out of ten. Above those targets, the units increase up to a maximum possible grant under the plan of 200% of target units. This maximum number is shown in column (h). For these purposes, the Company achieved 112% of its 2012 EBITDA target, received a score of six out of ten on its strategic objectives and met its net revenue threshold. As a result, 122% of the units were earned, subject to vesting in three equal annual installments with the first such vesting on or about July 20, 2013. To the named executive officers, this was Mr. Barrios – 75,640 units; Mr. Dunn – 100,040 units; and Ms. Wilson – 75,640 units.

(3)	Reflects the full grant date fair value under FASB ASC Topic 718 (column (l)) of grants of stock units and is based upon the probable outcome of such conditions on the date of grant. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2012 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted and performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 15 – Stock-based Compensation” to our Consolidated Financial Statements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

       The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

       Employment and Booking Agreements. Vincent K. McMahon. We have an amended and restated employment agreement with Mr. McMahon. This employment agreement has a term ending December 31, 2013, but automatically extends for successive one-year periods unless either party gives notice of nonextension at least 180 days prior to the expiration date. Under his employment agreement, Mr. McMahon is entitled to salary in the annual amount of $1,100,000, subject to increase in the discretion of the Compensation Committee (the Compensation Committee did increase Mr. McMahon’s salary to $1,150,000 in respect of 2013), and is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of 100% of salary.

       In the event we terminate Mr. McMahon’s employment other than for cause (as defined in the employment agreement) or if he terminates his employment for good reason (as defined) within the two-year period following a change in control (as defined), we are obligated to pay to Mr. McMahon compensation and benefits that are accrued but unpaid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon will also continue his health, accident, life and disability insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. The Company does not provide Mr. McMahon a tax gross up -- under his employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company would reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments shall be deductible by the Company, unless the full parachute payments would result in a greater net benefit to Mr. McMahon after he pays all related excise taxes.

       If Mr. McMahon dies or becomes disabled (as defined in the agreement) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits accrued but unpaid as of the date of termination. The agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination. The agreement allows Mr. McMahon and members of his immediate family to use the Company’s aircraft for personal travel when it is not being used for business purposes. Personal use of the jet is paid for by Mr. McMahon so that no incremental cost is incurred by the Company.

       Paul Levesque. Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent as an independent contractor. Under his current booking agreement, Mr. Levesque is entitled to a minimum guaranteed annual payment of $1,000,000 which the Company recoups from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold utilizing Mr. Levesque’s name and/or likeness. Mr. Levesque has out-earned this minimum guarantee in each of the past several years. The agreement currently runs until March 30, 2016.

       Other Agreements. While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with most of our executive officers including our named executive officers, which provide for a specified period of severance in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least six months of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on title and length of service, from a minimum of eight (8) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined at the time of termination, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. This policy covers any executive officers who do not have individual severance agreements. The Company believes that these severance provisions are necessary for the Company to attract and retain high calibre employees.

       Performance and Restricted Stock Units. Under the terms of our Restricted Stock Unit Agreements, dividends accrue at the same rate as are paid on our shares of Class A common stock. In the case of performance stock units, dividends begin to accrue after the performance test has been met. This ensures that, to the extent shares are not earned due to a performance shortfall, no dividends will be paid on the units. Dividend accruals vest at the same time as the vesting of the restricted or performance stock units on which they accrue. Stock units generally vest over three years (assuming, in the case of performance units, that the performance test has been met), however the units have a double trigger accelerated vesting provision so that in the event of a change of control, if the employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such vesting is accelerated.

       Management Incentive Plan. Our management incentive plan is administered under the 2007 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For 2012, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold targets for both components in order to receive any bonus under the management incentive plan. Individual performance was scored based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors, of between 0 and 5 and a threshold of 2.5. At the beginning of 2012, the Compensation Committee set a Company-wide performance target of $56.6 million of EBITDA, with a threshold of 80% of target, and a series of strategic objectives relating to the Company’s brand strength and growth initiatives. To preserve deductibility under IRC Section 162(m), the strategic objectives funding factor was deemed met only if the Company achieved net revenues in excess of $400 million for the year. The Company had EBITDA of $63.2 million, revenues of $484 million and received a score of six out of ten on its strategic objectives. Accordingly, bonuses were paid under the management incentive plan. For the named executive officers, the resulting incentive compensation is included in the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2012

	Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards:
					Plan Awards:	Market Value of
			Market Value of		Number of Unearned	Unearned Shares or
	Number of Shares or		Shares or Units of		Shares or Units of	Units of Stock
	Units of Stock That		Stock That Have Not		Stock That Have Not	That Have Not
Name(a)	Have Not Vested (#)(g)		Vested ($)(h)		Vested (#)(i)	Vested ($)(j)
Vincent K. McMahon	0		0		0	0
George A. Barrios	26,535	(1)	209,361	(2)	75,640 (3)	596,800 (2)
Kevin Dunn	31,218	(1)	246,310	(2)	100,040 (3)	789,316 (2)
Michelle D. Wilson	21,500	(1)	169,635	(2)	75,640 (3)	596,800 (2)
Paul Levesque	1,986	(4)	15,670	(2)	0	0
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional units but were not vested at December 31, 2012. Performance stock units vest in three equal annual installments with the first such vesting on or about July 20th following the determination that the performance target has been met. Of the shares, 16,961 (Mr. Barrios), 19,435 (Mr. Dunn) and 14,135 (Ms. Wilson) are restricted stock units remaining unvested from a grant made in 2012 and vest in two equal annual installments beginning July 2013.

(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $7.89 on December 31, 2012, the last trading day in 2012, by the number of unvested restricted or performance stock units, as the case may be, on that day.

(3)	As discussed in the “Compensation Discussion and Analysis” the Company achieved 112% of its 2012 EBITDA target, received a score of six out of ten on its strategic objectives and met its net revenue threshold. As a result, 122% of the units were earned, subject to vesting in three equal annual installments with the first such vesting on or about July 20, 2013.

(4)	Vest in October 2013.

Stock Vested during 2012

	Stock Awards
	Number
	of Shares	Value
	Acquired on	Realized
	Vesting	on Vesting
Name (a)	(#)(d)(1)	($)(e)
Vincent K. McMahon	0	0
George A. Barrios	37,518	290,765	(2)
Kevin Dunn	55,141	427,343	(2)
Michelle D. Wilson	20,534	171,076	(3)
Paul Levesque	1,956	15,765	(4)
____________________

(1)	The number of shares acquired on vesting reflects the gross number of shares that vested, including shares withheld by the Company to cover the withholding tax payable upon such vesting.

(2)	The amounts are calculated by multiplying the number of shares vested by $7.75, the closing price on the trading day immediately preceding their vesting (July 20, 2012).

(3)	This amount is calculated by multiplying 6,523 shares by $9.58, the closing price on the trading day immediately preceding their vesting (January 23, 2012) and multiplying 14,011 shares by $7.75, the closing price on the trading day immediately preceding their vesting (July 20, 2012).

(4)	The amount is calculated by multiplying the shares vested by $8.06, the closing price on the trading day immediately preceding their vesting (October 21, 2012).

Potential Payments Upon Termination or Change in Control.

     Certain agreements with our named executive officers provide for severance pay in the event of an involuntary termination without cause or a termination following a change in control. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least six months of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on title and length of service, from a minimum of eight (8) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. This policy would cover any executive officer who does not otherwise have an individual severance arrangement. Under the terms of our Performance and Restricted Stock Unit Agreements, in the event that, within 24 months after a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles (“Constructive Termination”), such stock units and accrued dividend units will vest at the target level. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of 2012 with the closing price per share of the Company’s Common Stock on that date of $7.89. All amounts are in dollars payable in a lump sum, except where noted.

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,200,000	(1)	2,200,000	(1)
	Bonus	2,200,000	(1)(2)	2,200,000	(1)(2)

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		0
	Continuation of health,
	accident, life and
	disability insurance	24,617	(3)	23,177	(3)
	Total:	4,424,617		4,423,177

George A. Barrios	Compensation:
	Salary	575,000	(4)	0
	Bonus	287,500	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		698,541
	Continuation of health,
	accident, life and
	disability insurance	23,897	(3)	0
	Total:	886,397		698,541

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Kevin Dunn	Compensation:
	Salary	800,000	(4)	0
	Bonus	480,000	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		893,290
	Continuation of health,
	accident, life and
	disability insurance	23,897	(3)	0
	Total:	1,303,897		893,290

Michelle D. Wilson	Compensation:
	Salary	431,250	(4)(5)	0
	Bonus	287,500	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		658,815
	Continuation of health,
	accident, life and
	disability insurance	12,300	(3)	0
	Total:	731,050		658,815

Paul Levesque	Compensation:
	Salary	346,154	(4)	0
	Bonus	250,000	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		15,670
	Continuation of health,
	accident, life and
	disability insurance	23,897		0
	Total:	620,051		15,670
____________________

(1)	Includes voluntary resignation for good reason. Under his employment agreements, Mr. McMahon is required to maintain the confidentiality of Company information indefinitely after his termination and has a one-year non-compete covenant.

(2)	Assumes that the Company meets its minimum (threshold) performance targets for the year in which the termination occurs.

(3)	Estimate based on current rates and premiums for the Company under the Consolidated Omnibus Reconciliation Act (“COBRA”).

(4)	Payable over severance period.

(5)	Ms. Wilson is required to maintain the confidentiality of Company information indefinitely after her termination and has a non-compete covenant for the duration of her severance period.

Equity Compensation Plan Information

     The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2012.

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance
	exercise of outstanding	exercise price of	under equity compensation
	options, warrants	outstanding options,	plans (excluding securities
	and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders:
2012 Employee Stock Purchase Plan	33,961	$6.56	1,964,420
2007 Omnibus Incentive Plan
Performance and Restricted
stock units	831,878	N/A	2,650,512
Equity compensation plans not
approved by security holders	N/A	N/A	N/A
Total	865,839		4,614,932

Director Compensation for 2012

     We pay our non-employee Directors a retainer at an annual rate of $80,000 ($85,000 commencing January 1, 2013), payable in equal quarterly installments in arrears. In addition, we pay our Audit and Compensation Committee Chairs an annual fee of $12,000, and our Governance & Nominating Committee Chair an annual fee of $8,000, in each case payable in equal quarterly installments in arrears. Non-management Directors also receive a fee of $1,500 for each Board meeting that they attend in person and a fee of $500 for each Board meeting in which they participate by telephone. They receive a fee of $1,500 for each Committee meeting they attend, whether in person or telephonically. Fifty percent of a Director’s retainer is paid in unrestricted shares of our Class A common stock and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director.

     The following table sets forth the components of total compensation earned during 2012 by our non-employee Directors.

	Fees Earned or	Stock
	Paid in Cash	Awards		Total
Name (a)	($)(b)	($)(c)		($)(h)
Stuart U. Goldfarb	63,023	40,000	(1)(2)	103,023
Patricia A. Gottesman	59,505	40,000	(1)(2)	99,505
David Kenin	74,523	40,000	(1)(2)	114,523
Joseph H. Perkins	63,023	40,000	(1)(2)	103,023
Frank A. Riddick, III	75,023	40,000	(1)(2)	115,023
Jeffrey R. Speed	70,023	40,000	(1)(2)	110,023
____________________

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for the number of shares of our Common Stock owned by each of our Directors as of March 4, 2013.

(2)	At December 31, 2012, the Directors held the following numbers of shares under awards from the Company: Mr. Goldfarb – 5,206 shares; Ms. Gottesman – 6,175 shares; Mr. Kenin – 17,534 shares; Mr. Perkins – 4,860 shares; Mr. Riddick 17,536 shares; and Mr. Speed – 14,411 shares.

Certain Relationships and Related Transactions

     Stephanie McMahon is the daughter of Vincent McMahon, and Paul Levesque is her husband. Both Stephanie McMahon and Paul Levesque are executive officers of the Company and each has been a performer for the Company. These executives receive compensation in their capacities as employees and as independent contractor performers for the Company including participating in talent royalties for certain Company products bearing his or her name and/or likeness. Ms. McMahon’s total compensation in 2012 in all these capacities was approximately $862,762. Mr. Levesque’s compensation is detailed in the Summary Compensation Table. While, under its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations, the Audit Committee does not review the retention of Stephanie McMahon or Paul Levesque each year, nor does it approve their levels of compensation. Instead, as to levels of their compensation as employees, the Audit Committee relies on the approval procedures of the Compensation Committee. Their pay as performers is negotiated by the Company’s Chairman/Chief Executive Officer, the Company’s Talent Relations Department and/or the Company’s film studio, as applicable. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice. While no written policies exist, the Audit Committee believes it would apply a standard of reasonable business practices to any other related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based on information available to us during 2012, we believe that all Section 16(a) filings were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 4, 2013 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		% of Class
Class B(1)	Vincent K. McMahon	39,722,641	(2)	87.3
Class B(1)	Stephanie McMahon	3,764,071	(3)	8.3
Class B(1)	Shane B. McMahon	1,541,204	(4)	3.4
Class A	Intrepid Capital Management, Inc. (5)	3,005,684		10.3
	1400 Marsh Landing Pkwy, Ste 106
	Jacksonville Beach, FL 32250
Class A	Renaissance Technologies Holdings Corp(6)	2,090,000		7.1
	800 Third Avenue
	New York, New York 10022
Class A	Royce & Associates LLC (7)	2,042,408		7.0
	745 Fifth Avenue
	New York, New York 10151
Class A	BlackRock, Inc. (8)	1,548,410		5.3
	40 East 52nd Street
	New York, NY 10022
Class A	The Vanguard Group (9)	1,531,646		5.2
	100 Vanguard Blvd.
	Malvern, PA 19355
Class A	George A. Barrios	85,420		*
Class A	Kevin Dunn	131,860		*
Class A	Paul Levesque	49,405	(10)	*
Class A	Michelle D. Wilson	13,535		*
Class A	Basil V. DeVito, Jr.	46,246		*
Class A	David Kenin	18,801		*
Class A	Stuart U. Goldfarb	6,473		*
Class A	Patricia A. Gottesman	7,442		*
Class A	Joseph H. Perkins	6,127		*
Class A	Frank A. Riddick, III	18,803		*
Class A	Jeffrey R. Speed	15,678		*
Class A and Class B(11)	All Executive Officers and Directors as a
	Group (16 persons)	43,909,852		58.7
____________________

*	Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the election of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholders would be Mr. McMahon, with 53 percent of the Class A common stock, and Stephanie McMahon, with 5 percent of the Class A common stock.

(2)	Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Mr. McMahon’s wife, Linda McMahon.

(3)	Includes (i) 51,945 shares of Class A common stock held by Ms. McMahon; (ii) 1,862,733 shares of Class B common stock held by the Stephanie McMahon Levesque Trust U/A Vincent K. McMahon Irrevocable Trust, dated June 24, 2004 (the “2004 Trust”); and (iii) 1,849,393 shares of Class B common stock held by the Stephanie McMahon Levesque Trust u/a Vincent K. McMahon Irrev. Trust dtd. 12/23/2008 (the “2008 Trust”). Ms. McMahon is the sole beneficiary of the 2004 Trust and a beneficiary of the 2008 Trust. She has sole voting and investment power over the shares held by the 2004 Trust and has sole investment power over the shares held by the 2008 Trust. Excludes shares held by Paul Levesque, Ms. McMahon’s husband.

(4)	Includes (i) 1,499,393 shares of Class B common stock held by the Shane McMahon Trust U/A Vincent K. McMahon Irrevocable Trust dated December 23, 2008, over which shares Shane McMahon has sole investment power; and (ii) 41,811 shares of Class A common stock over which Mr. McMahon has sole voting and dispositive power.

(5)	The amount shown is derived from a Schedule 13G, filed February 4, 2013. Intrepid Capital Management, Inc. is an investment advisor with sole voting and dispositive power over these shares.

(6)	The amount shown is derived from a Schedule 13G, filed February 12, 2013. Renaissance Technologies Holdings Corporation is the majority owner of Renaissance Technologies LLC which is an investment advisor with sole power to vote and dispose of the shares.

(7)	The amount shown is derived from a Schedule 13G, filed January 29, 2013. Royce & Associates, LLC is an investment advisor with sole power to vote and dispose of these shares.

(8)	The amount shown is derived from an amended Schedule 13G, filed February 8, 2013. BlackRock, Inc. is the parent holding company or control person of BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC, each of which holds shares of Class A common stock. BlackRock, Inc. has sole power to vote and dispose of these shares.

(9)	The amount shown is derived from a Schedule 13G, filed February 12, 2013. Vanguard Group is an investment advisor with sole dispositive power over 1,485,719 shares, sole power to vote 48,027 shares and shared dispositive power over 45,927 shares.

(10)	Excludes shares held by Stephanie McMahon, Mr. Levesque’s wife.

(11)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013. Deloitte & Touche LLP has audited our consolidated financial statements since 1984. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2012 and 2011, and fees for other services rendered by Deloitte & Touche during those periods.

	2012	2011
Audit Fees (a)	$1,158,027	$1,076,860
Audit-Related Fees (b)	0	71,403
Tax Fees (c)	0	0
All Other Fees (d)	0	0
Total	$1,158,027	$1,148,263
____________________

(a)	Fees for audit services consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, statutory audits and other services related to SEC matters including fees related to attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services consisted of certain due diligence procedures.

(c)	No fees were incurred for tax compliance, tax advice or tax planning during 2012 or 2011.

(d)	No other services were rendered by Deloitte & Touche during 2012 or 2011.

     The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee. If additional services are identified throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

     The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (corporate.wwe.com/documents/audit_committee_charter.pdf).

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

     Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

     While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact independent.

The Audit Committee
Frank A. Riddick, III, Chair
Stuart U. Goldfarb
Jeffrey R. Speed

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

     Our stockholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s executive compensation annually to our stockholders on a non-binding basis, and our Board has adopted that approach. In accordance with an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Act, we are including in this proxy statement a non-binding vote to approve the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

     As required by SEC compensation disclosure rules, we have described our executive compensation program in the “Executive Compensation” section of this proxy statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

     The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company, driving success across our numerous competitive revenue streams. The Company seeks to accomplish this goal in a way that rewards performance while remaining aligned with the Company’s stockholders’ long-term interests rather than rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

     Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

     RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

     Stockholder proposals for inclusion in our proxy materials for our 2014 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attention: Corporate Secretary on or before November 18, 2013. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2014 Annual Meeting only if the stockholder provides our Corporate Secretary notice of the proposal no earlier than January 27, 2014, and not later than February 25, 2014; provided that if the 2014 Annual Meeting is held on or before April 10, 2014, our Corporate Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

     The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2012 Annual Report (which includes our Form 10-K for the year) is available on the website that is accessible as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2012 is also available on our website at corporate.wwe.com/documents/2012_10-K.pdf. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

By Order of the Board of Directors,

Monty Sarhan
Senior Vice President, General Counsel and Secretary

1241 EAST MAIN STREET
STAMFORD,CT 06902
ATTN: INVESTOR RELATIONS

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐

1.	Election of Directors
	Nominees

01	Vincent K. McMahon	02	Stuart U. Goldfarb	03	Patricia A. Gottesman	04	David Kenin	05	Joseph H. Perkins
06	Frank A. Riddick, III	07	Jeffrey R. Speed	08	Kevin Dunn	09	Basil V. DeVito, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Advisory vote to approve Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON APRIL 26, 2013 AT 10:00 A.M.
FOR HOLDERS AS OF 3/4/2013

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize GEORGE A. BARRIOS and MONTY SARHAN, or either of them each with full power to appoint his substitute, to vote as Proxy for me (us) at WWE's Annual Meeting of Stockholders to be held at the Company's headquarters, 1241 East Main Street, Stamford Connecticut 06902 on Friday, April 26, 2013 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side